CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                    * * * * *

          Harding Associates, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          FIRST: That the Board of Directors of Harding Associates, Inc. at a meeting duly held on August 22, 1995, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

          RESOLVED, that the Restated Certificate of Incorporation of HARDING ASSOCIATES, INC. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

          THE NAME OF THIS CORPORATION IS HARDING LAWSON ASSOCIATES GROUP, INC.

          SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held on November 1, 1995 at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, said Harding Associates, Inc. has caused this certificate to be signed by Patricia A. England, its Secretary, this 2nd day of November, 1995.

                                    Harding Associates, Inc.

                                    By  /s/ Patricia A. England
                                        ----------------------------------------
                                    Secretary